Exhibit 99.1

FOR RELEASE AT 8:00 A.M. EDT	For further information
TUESDAY, APRIL 26, 2005	Media Contact:	Jay Fredericksen
904-357-9106
	Investor Contact:	Parag Bhansali
904-357-9155

Rayonier Reports First Quarter 2005 Results

JACKSONVILLE, Fla., April 26, 2005 – Rayonier (NYSE:RYN) today reported first quarter net income of $34.4 million, or 67 cents per share. This compares to $13.5 million, or 26 cents per share, in fourth quarter 2004 and $75.5 million, or $1.49 per share, in first quarter 2004. First quarter 2005 results included a tax benefit of $9.5 million, or 19 cents per share, resulting from an IRS audit settlement relating to 1996 and 1997 tax years. First quarter 2004 results included a net tax benefit of $49.7 million, or 98 cents per share, and costs of $4.8 million, or 7 cents per share, relating to the company’s REIT conversion.

Lee Nutter, Chairman, President and CEO said: “As expected, first quarter earnings improved significantly from the fourth quarter due to improved results in our two core businesses, Timber and Real Estate, and Performance Fibers, and we are continuing to experience strong pricing and demand across all product lines. Cash flow remains very good, further supporting our decision in February to increase the annual dividend 10.7 percent to $2.48 per share, while maintaining our flexibility to pursue growth opportunities.”

First quarter earnings, excluding the tax benefit of 19 cents per share, were above fourth quarter primarily due to stronger results in Northwest U.S timber, performance fibers and real estate. Compared to first quarter 2004 excluding the net tax benefit of 98 cents per share, earnings declined slightly with strong results in performance fibers and lower corporate expenses offset by reduced real estate sales and higher taxes.

Cash provided by operating activities of $76 million was $6 million below first quarter 2004 and Cash Available for Distribution (CAD) of $60 million was $4 million below last year’s first quarter. (CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.) Cash flow, while lower mainly as a result of higher working capital requirements, remained robust due to continued strength in operations.

Sales of $286 million were $11 million below fourth quarter and $7 million below first quarter 2004.

Debt at quarter-end of $661 million was $3 million above year end 2004, however, debt less cash totaled $565 million, a $10 million decrease from year end. The debt-to-capital ratio of 45.0 percent compared to 45.3 percent at the end of 2004.

Timber and Real Estate

Sales of $76 million and operating income of $39 million were $17 million and $11 million above fourth quarter, respectively, primarily due to increased U.S. timber volume and prices as well as higher real estate sales. Compared to first quarter 2004, sales and operating income declined $11 million and $8 million, respectively, mainly due to reduced real estate sales.

Performance Fibers

Sales of $143 million were $11 million below fourth quarter, primarily due to reduced cellulose specialties volume partly offset by higher absorbent materials volume and stronger cellulose specialties prices. However, operating income of $12 million increased $7 million from fourth quarter, mainly as a result of lower wood, labor and maintenance costs. Compared to first quarter 2004, sales and operating income increased $10 million and $6 million, respectively, largely due to higher cellulose specialties prices and volume as well as stronger absorbent materials prices.

Wood Products

Sales of $42 million were $2 million below fourth quarter, as lower lumber and MDF volumes were partially offset by higher prices. Operating income of $2 million compared to an essentially breakeven result in the fourth quarter, due to improved lumber prices and manufacturing costs. Compared to first quarter 2004, sales and operating income improved $4 million and $2 million, respectively, with higher prices partially offset by increased manufacturing costs.

Other Operations

Sales of $26 million were $15 million and $11 million below fourth quarter and first quarter 2004, respectively. Essentially breakeven operating results compared to operating income of $1 million and $2 million in fourth quarter and first quarter 2004, respectively, primarily due to lower trading activity.

Other Items

Corporate expenses of $7.6 million were $1.8 million below fourth quarter, mainly due to lower stock price-based incentive compensation, and $5.6 million lower than first quarter 2004, largely because of the absence of REIT conversion costs.

The effective tax rate for the first quarter, excluding discrete items, was 16.5 percent compared to 19.4 percent in first quarter 2004 as a result of an increased percentage of non-taxable REIT income and additional tax credits. (See Schedule I for details.) First quarter 2005’s effective rate, excluding discrete items, compares to the full year 2004 rate of 11.8 percent which included like-kind exchange (LKE) benefits of $11 million that reduced the effective rate by approximately nine percentage points. The company has $22 million of real estate proceeds, mostly from the first quarter, designated to pursue timberland purchases qualifying for tax-free LKE treatment which could reduce 2005 tax expense by approximately $7 million and the effective tax rate by five percentage points.

In addition to the previously noted tax benefit of 19 cents per share, first quarter’s tax provision included two other discrete items: expenses of $2.9 million for unrealizable foreign tax credits and $1.1 million for the currency impact on the tax liability for un-repatriated foreign earnings.

Outlook

Nutter said: “We are off to an excellent start in 2005. In particular, demand is very strong in the Northwest for our timber and globally for our cellulose specialties products. While we are experiencing some increased energy and chemical costs at our performance fibers mills, given our strong start and the unique mix of our businesses, we are optimistic that full year 2005 earnings will compare favorably to 2004.

“Because of rapidly escalating demand for our higher value real estate, especially in Florida, we have made a strategic decision to hold some properties off the market in anticipation of significantly increased values over the next few years.”

The company indicated second quarter 2005 earnings are expected to be somewhat above first quarter, excluding the previously noted tax benefit of 19 cents per share, but, due to reduced real estate sales, below second quarter 2004.

Rayonier has 2.2 million acres of prime timberland and real estate in the U.S. and New Zealand and is the world’s leading producer of high performance specialty cellulose fibers. Approximately 40 percent of the company’s sales are outside the U.S. to customers in more than 50 countries.

Reported results are preliminary and not final until filing of the first quarter 2005 Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to subsequent event adjustments. Comments about anticipated demand, pricing, earnings, real estate sales and expenses, including tax rates, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for or supply of cellulose specialties, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability and sales, or distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; unexpected delays in the closing of real estate sale transactions; changes in law or policy that might limit or restrict the development of real estate, particularly in the southeastern U.S.; the ability of the Company to identify and complete timberland acquisitions; the Company’s ability to satisfy complex rules in order to qualify as a REIT; the availability of tax deductions and the ability of the Company to complete tax-efficient exchanges of real estate; and implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes, including changes in tax laws that could reduce the benefits associated with REIT status. For additional factors that could impact future results, please see the Company’s most recent Form 10-K on file with the Securities and Exchange Commission.

A conference call will be held on Tuesday, April 26 at 4:15 p.m. EDT to discuss these results. Interested parties are invited to listen to the live webcast by logging onto www.rayonier.com and following the link. Supplemental materials will be available at the website. A replay will be available on the site shortly after the call where it will be archived for one month. Also, investors may access the “listen only” conference call by dialing 913-981-5584.

For further information, visit the company’s web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.

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RAYONIER

FINANCIAL HIGHLIGHTS

MARCH 31, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Profitability
Sales	$286.4	$297.5	$293.7
Operating income	$46.4	$25.8	$42.5
Net income	$34.4	$13.5	$75.5
Net income per diluted common share	$0.67	$0.26	$1.49
Pro forma net income per diluted common share (a)	$0.48	$0.26	$0.51
Operating income as a percent of sales	16.2%	8.7%	14.5%
ROE (annualized) (a) (b)	9.5%	14.2%	10.3%

	Three Months Ended March 31,
	2005	2004
Capital Resources and Liquidity
Cash provided by operating activities	$75.8	$82.0
Cash used for investing activities	$(40.4)	$(19.5)
Cash used for financing activities	$(23.3)	$(21.0)
Adjusted EBITDA (c) (e)	$88.4	$88.2
Cash Available for Distribution (CAD) (d) (e)	$60.0	$63.6
Issuance (repayment) of debt, net	$4.2	$(0.8)
Debt	$661.4	$618.3
Debt / capital	45.0%	44.6%

(a)	First quarter 2005 excludes tax benefit for prior years’ IRS audit settlement of $9.5 million, or $0.19 per share.

First quarter 2004 excludes reversal of deferred taxes not required after REIT conversion of $77.9 million, or $1.53 per share and additional taxes for repatriation of foreign earnings of ($28.2) million, or ($0.55) per share, for a net effect of $49.7 million, or $0.98 per share. See reconciliation on Schedule G.

(b)	Based on year-to-date percent; major land sales and REIT conversion costs are not annualized.
(c)	Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. Adjusted EBITDA is a non-GAAP measure of operating cash generating capacity of the Company. See reconciliation on Schedule H.
(d)	Cash Available for Distribution (CAD) is defined as cash provided by operating activities less capital spending, the tax benefit on the exercise of stock options, tax benefits associated with certain strategic acquisitions and the change in committed cash. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and for strategic acquisitions net of associated financing. See reconciliation on Schedule G.
(e)	Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources.

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RAYONIER

CONDENSED STATEMENTS OF CONSOLIDATED INCOME

MARCH 31, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Sales	$286.4	$297.5	$293.7

Costs and expenses
Cost of sales	229.8	261.6	234.4
Selling and general expenses	14.8	14.8	18.1
Other operating income, net	(4.6)	(4.7)	(1.3)

Operating income	46.4	25.8	42.5

Interest expense	(12.3)	(12.2)	(11.1)
Interest and miscellaneous income (expense), net	0.5	(1.3)	0.7

Income before taxes	34.6	12.3	32.1
Income tax (expense) benefit (a)	(0.2)	1.2	43.4

Net income (a)	$34.4	$13.5	$75.5

Net income per Common Share
Basic EPS	$0.69	$0.27	$1.53

Diluted EPS	$0.67	$0.26	$1.49

Pro forma net income per Common Share (b)
Adjusted basic EPS	$0.50	$0.27	$0.52

Adjusted diluted EPS	$0.48	$0.26	$0.51

Weighted average Common Shares used for determining
Basic EPS	50,119,923	49,901,206	49,340,565

Diluted EPS	51,430,445	51,289,861	50,776,436

(a)	First quarter 2005 includes tax benefit for prior years’ IRS audit settlement of $9.5 million. First quarter 2004 includes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.
(b)	First quarter 2005 excludes tax benefit for prior years’ IRS audit settlement of $0.19 per share (basic and diluted). First quarter 2004 excludes reversal of deferred taxes not required after REIT conversion of $1.58 per basic share and $1.53 per diluted share and additional taxes for repatriation of foreign earnings of ($0.57) per basic share and ($0.55) per diluted share, for a net of $1.01 per basic share and $0.98 per diluted share. See reconciliation on Schedule G.

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RAYONIER

BUSINESS SEGMENT SALES AND OPERATING INCOME (LOSS)

MARCH 31, 2005 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Sales
Timber and Real Estate
Timber	$51.9	$44.2	$53.1
Real Estate	23.6	14.6	33.3

Total Timber and Real Estate	75.5	58.8	86.4

Performance Fibers
Cellulose specialties	101.1	115.2	93.1
Absorbent materials	41.9	39.1	39.8

Total Performance Fibers	143.0	154.3	132.9

Wood Products
Lumber	30.8	30.9	27.6
MDF	11.1	13.0	9.9

Total Wood Products	41.9	43.9	37.5

Other Operations	26.3	40.9	36.9
Intersegment eliminations	(0.3)	(0.4)	—

Total sales	$286.4	$297.5	$293.7

Operating income (loss)
Timber and Real Estate
Timber	$23.7	$16.4	$22.8
Real Estate	15.3	11.7	23.7

Total Timber and Real Estate	39.0	28.1	46.5

Performance Fibers	12.4	5.4	6.1
Wood Products
Lumber	3.6	1.4	1.5
MDF	(1.2)	(0.9)	(0.8)

Total Wood Products	2.4	0.5	0.7

Other Operations	0.2	1.2	2.3

Corporate	(7.6)	(9.4)	(13.2)

Intersegment eliminations and other (Including Corporate FX)	—	—	0.1

Total operating income	$46.4	$25.8	$42.5

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RAYONIER

CONDENSED CONSOLIDATED BALANCE SHEETS AND STATEMENTS OF CASH FLOWS

MARCH 31, 2005 (unaudited)

(millions of dollars)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
Assets
Current assets	$310.7	$300.7
Timber, timberlands and logging roads, net of depletion and amortization	1,046.1	1,053.5
Property, plant and equipment	1,457.1	1,447.4
Less - accumulated depreciation	(1,002.1)	(984.1)

	455.0	463.3

Other assets	134.8	116.4

	$1,946.6	$1,933.9

Liabilities and Shareholders’ Equity
Current liabilities	$241.0	$242.5
Deferred income taxes	55.3	50.7
Long-term debt	607.8	610.3
Non-current reserves for dispositions and discontinued operations	132.4	133.9
Other non-current liabilities	101.3	100.1
Shareholders’ equity	808.8	796.4

	$1,946.6	$1,933.9

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2005	March 31, 2004
Cash provided by operating activities:
Net Income	$34.4	$75.5
Depreciation, depletion, amortization and non-cash cost basis of real estate sold	41.5	45.0
Other non-cash items included in income	(0.1)	(53.8	) *
Changes in working capital and other assets and liabilities	—	15.3

	75.8	82.0

Cash used for investing activities:
Capital expenditures, net of sales and retirements	(20.3)	(19.5)
Increase in restricted cash	(20.1)	—

	(40.4)	(19.5)

Cash used for financing activities:
Issuance (repayment) of debt, net	4.2	(0.8)
Dividends paid	(31.1)	(27.7)
Issuance of common shares	3.6	7.5

	(23.3)	(21.0)

Cash and cash equivalents:
Increase in cash and cash equivalents	12.1	41.5
Balance, beginning of year	84.1	21.4

Balance, end of period	$96.2	$62.9

*	Mainly reversal of deferred taxes not required after REIT conversion of ($77.9) million and additional taxes for repatriation of foreign earnings of $28.2 million.

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RAYONIER

SELECTED SUPPLEMENTAL FINANCIAL DATA

MARCH 31, 2005 (unaudited)

(millions of dollars)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Geographical Data (Non-U.S.)
Sales
New Zealand	$20.3	$26.3	$19.8
Other	2.7	3.8	6.0

Total	$23.0	$30.1	$25.8

Operating income (loss)
New Zealand	$2.6	$1.0	$(1.0)
Other	(0.1)	1.8	(0.5)

Total	$2.5	$2.8	$(1.5)

Timber
Sales
Northwest U.S.	$26.3	$17.8	$24.2
Southeast U.S.	20.9	17.8	23.5
New Zealand	4.7	8.6	5.4

Total	$51.9	$44.2	$53.1

Operating income
Northwest U.S.	$16.4	$8.1	$13.9
Southeast U.S.	6.4	6.6	8.3
New Zealand	0.9	1.7	0.6

Total	$23.7	$16.4	$22.8

Adjusted EBITDA by Segment
Timber and Real Estate	$60.9	$44.6	$69.9
Performance Fibers	28.4	23.6	24.5
Wood Products	5.9	5.2	4.1
Other Operations	0.3	1.4	2.3
Corporate and other	(7.1)	(11.2)	(12.6)

Total	$88.4	$63.6	$88.2

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RAYONIER

SELECTED OPERATING INFORMATION

MARCH 31, 2005 (unaudited)

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Timber and Real Estate
Sales volume - Timber
Northwest U.S., in millions of board feet	76	55	88
Southeast U.S., in thousands of short green tons	1,221	1,060	1,249
New Zealand, in thousands of metric tons	94	209	106

Timber sales volume - Intercompany
Southeast U.S., in thousands of short green tons	21	14	—
New Zealand, in thousands of metric tons	1	4	—

Acres sold	10,748	5,891	17,050

Performance Fibers
Sales Volume
Cellulose specialties, in thousands of metric tons	107	125	101
Absorbent materials, in thousands of metric tons	67	62	68
Production as a percent of capacity	98.0%	96.1%	97.9%

Wood Products
Lumber sales volume, in millions of board feet	83	86	83
Medium-density fiberboard sales volume, in thousands of cubic meters	39	46	39

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2005 (unaudited)

(millions of dollars, except per share information)

	Three Months Ended
	March 31, 2005	March 31, 2004
Cash Available for Distribution
Cash provided by operating activities	$75.8	$82.0
Capital spending (a)	(20.3)	(19.5)
Change in committed cash	5.5	2.2
Tax benefit on exercise of stock options	(1.0)	(1.1)

Cash Available for Distribution	$60.0	$63.6

(a)	Capital Spending is net of sales and retirements and excludes strategic acquisitions.

	Three Months Ended
	March 31, 2005	December 31, 2004	March 31, 2004
Net income per Common Share
Basic EPS	$0.69	$0.27	$1.53

Diluted EPS	$0.67	$0.26	$1.49

Deferred taxes not required after REIT conversion
Basic EPS	—	—	(1.58)

Diluted EPS	—	—	(1.53)

Additional taxes for repatriation of foreign earnings
Basic EPS	—	—	0.57

Diluted EPS	—	—	0.55

Tax benefit from prior years’ IRS audit settlement
Basic EPS	(0.19)	—	—

Diluted EPS	(0.19)	—	—

Pro forma net income per Common Share
Adjusted basic EPS	$0.50	$0.27	$0.52

Adjusted diluted EPS	$0.48	$0.26	$0.51

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RAYONIER

RECONCILIATION OF NON-GAAP MEASURES

MARCH 31, 2005 (unaudited)

(millions of dollars)

	Timber and Real Estate	Performance Fibers	Wood Products	Other Operations	Corporate and other	Total
Adjusted EBITDA

Three Months Ended March 31, 2005
Cash provided by operating activities	$72.4	$25.8	$1.5	$(3.7)	$(20.2)	$75.8
Income tax expense	—	—	—	—	0.2	0.2
Interest expense	—	—	—	—	12.3	12.3
Working capital increases (decreases)	(8.5)	2.7	4.5	2.1	0.7	1.5
Other balance sheet changes	(3.0)	(0.1)	(0.1)	1.9	(0.1)	(1.4)

Adjusted EBITDA	$60.9	$28.4	$5.9	$0.3	$(7.1)	$88.4

December 31, 2004
Cash provided by operating activities	$29.2	$32.5	$6.8	$5.6	$(12.8)	$61.3
Income tax benefit	—	—	—	—	(1.2)	(1.2)
Interest expense	—	—	—	—	12.2	12.2
Working capital increases (decreases)	8.6	(9.0)	(1.5)	(4.1)	(2.4)	(8.4)
Other balance sheet changes	6.8	0.1	(0.1)	(0.1)	(7.0)	(0.3)

Adjusted EBITDA	$44.6	$23.6	$5.2	$1.4	$(11.2)	$63.6

March 31, 2004
Cash provided by operating activities	$75.0	$15.7	$1.4	$5.6	$(15.7)	$82.0
Income tax benefit	—	—	—	—	(43.4)	(43.4)
Interest expense	—	—	—	—	11.1	11.1
Working capital increases (decreases)	(8.8)	7.6	2.8	(2.8)	(17.4)	(18.6)
Other balance sheet changes	3.7	1.2	(0.1)	(0.5)	52.8 (a)	57.1

Adjusted EBITDA	$69.9	$24.5	$4.1	$2.3	$(12.6)	$88.2

(a)	Includes reversal of deferred taxes not required after REIT conversion partly offset by additional taxes for repatriation of foreign earnings.

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RAYONIER

RECONCILIATION OF STATUTORY INCOME TAX TO REPORTED INCOME TAX

MARCH 31, 2005 (unaudited)

(millions of dollars, except percentages)

	Three Months Ended
	March 31, 2005		December 31, 2004		March 31, 2004
	$	%	$	%	$	%
Income tax provision at the U.S. statutory rate	$(12.1)	(35.0)	$(4.3)	(35.0)	$(11.2)	(35.0)
REIT income not subject to federal tax	8.4	24.3	5.4	43.7	6.9	21.5
Lost deduction on REIT interest expense and overhead expenses associated with REIT activities	(2.7)	(7.7)	(1.6)	(12.9)	(1.8)	(5.7)
State and local income taxes, foreign exchange rate changes and permanent differences	0.7	1.9	4.7	38.1	(0.2)	(0.2)

Income tax (expense) benefit before discrete items *	$(5.7)	(16.5)	$4.2	33.9	$(6.3)	(19.4)
Exchange rate changes on tax on undistributed foreign earnings	(1.1)	(3.2)	(3.0)	(24.3)	—	—
Non-realizability of New Zealand tax credits on U.S. withholding tax for prior years’ intercompany note interest	(2.9)	(8.4)	—	—	—	—
Tax benefit from prior years’ IRS audit settlement	9.5	27.6	—	—	—	—

Income tax (expense) benefit *	$(0.2)	(0.5)	$1.2	9.6	$(6.3)	(19.4)

*	First quarter ended March 31, 2004 excludes reversal of deferred taxes not required after REIT conversion of $77.9 million and additional taxes for repatriation of foreign earnings of ($28.2) million.

- I -